                                                                   EXHIBIT 4.3












                        ENCORE ACQUISITION PARTNERS, INC.












                             STOCKHOLDERS' AGREEMENT














                           DATED AS OF AUGUST 18, 1998

                                TABLE OF CONTENTS

                                                                                                          Page
ARTICLE I

         DEFINITIONS AND RELATED MATTERS                                                                     1
         Section 1.1  Definitions                                                                            1
         Section 1.2  Related Definitional Matter                                                            5
         Section 1.3  Capital Stock Subject to Agreement                                                     5

ARTICLE II

         STOCKHOLDERS, CAPITAL STRUCTURE,
         OTHER STOCKHOLDER MATTERS                                                                           5
         Section 2.1  Stockholders                                                                           5
         Section 2.2  Preemptive Rights for Equity Securities Issued by the Company                          5
         Section 2.3  Initial Public Offering                                                                7

ARTICLE III

         RESTRICTIONS ON DISPOSITIONS OF CAPITAL STOCK                                                       8
         Section 3.1  Restrictions on Dispositions                                                           8
         Section 3.2  Permitted Transfers                                                                    9
         Section 3.3  Notice of Right of First Refusal                                                       9
         Section 3.4  Primary Right of First Refusal by the Company                                          9
         Section 3.5  Secondary Right of First Refusal by Other Stockholders)                               10
         Section 3.6  Purchase Price                                                                        10
         Section 3.7  Compliance Required                                                                   10
         Section 3.8  Certain Rights of Inclusion                                                           11
         Section 3.9  Drag-Along Rights                                                                     11
         Section 3.10 Endorsement of Stock Certificates                                                     13
         Section 3.11 Specific Performance                                                                  13

ARTICLE IV

         COMPANY REPURCHASE RIGHTS                                                                          13
         Section 4.1  Vesting of Management Stock                                                           13
         Section 4.2  Repurchase Option                                                                     14
         Section 4.3  Class B Common Stock                                                                  16
         Section 4.4  Buyback of Certain Shares of Common Stock                                             16

ARTICLE V

         SPECIAL MANAGEMENT/GOVERNANCE PROVISIONS                                                           18
         Section 5.1  Certificate of Incorporation; No Conflict With Agreement                              18
         Section 5.2  Board of Directors                                                                    19
         Section 5.3  Removal                                                                               19
         Section 5.4  Vacancies                                                                             20
         Section 5.5  Covenant to Vote                                                                      20

         Section 5.6  Designation of Proxy                              20
         Section 5.7  Management Compensation                           20
         Section 5.8  Financial Reports                                 20
         Section 5.9  Non-Management Options                            21
         Section 5.10 Investor Stockholder Rights                       21
         Section 5.11 Voting Rights                                     22
         Section 5.12 Regulatory Matters                                23

ARTICLE VI

         MISCELLANEOUS                                                  23
         Section 6.1  Manner of Giving Notice                           23
         Section 6.2  Waiver of Notice                                  23
         Section 6.3  Counterpart Signatures                            24
         Section 6.4  Severability                                      24
         Section 6.5  Joinder of Spouses                                24
         Section 6.6  Entire Agreement; Amendments                      24
         Section 6.7  Governing Law and Venue                           24
         Section 6.8  Consent to Jurisdiction                           25
         Section 6.9  Binding Effect                                    25
         Section 6.10 Future Actions                                    25
         Section 6.11 Headings; Exhibits                                25
         Section 6.12 Termination                                       25

                             STOCKHOLDERS' AGREEMENT

         THIS STOCKHOLDERS' AGREEMENT (the "Agreement") is made and entered into this 18th day of August, 1998, between Encore Acquisition Partners, Inc., a Delaware corporation (the "Company"), and the stockholders of the Company whose names appear on the signature page hereto (collectively, the "Stockholders").

                                   WITNESSETH:

         WHEREAS, the Company is incorporated under the laws of the State of Delaware with an authorized capitalization of (i) 375,000 shares of common stock, par value $0.01 per share (the "Common Stock"), consisting of 75,000 shares of Class A Common Stock (the "Class A Common Stock") and 300,000 shares of Class B Common Stock (the "Class B Common Stock") and (i) 1,000 shares of Preferred Stock (the "Preferred Stock"); and

         WHEREAS, each Stockholder is the owner of the number of shares of such issued and outstanding Common Stock of the Company set forth opposite its name on Exhibit A which shall be amended from time to time to reflect the shares owned by the Stockholders, their Permitted Transferees and additional stockholders hereunder; and

         WHEREAS, each of the Stockholders has entered into the Stock Purchase Agreement by and among the Company and the Stockholders (the "Stock Purchase Agreement") and has executed a Subscription Agreement with the Company of even date herewith (collectively, the "Subscription Agreements"), pursuant to which such Stockholder has subscribed (pursuant to the Stock Purchase Agreement, the Subscription Agreements and the Bylaws) to purchase shares of Common Stock from the Company; and

         WHEREAS, the parties hereto deem it in their best interests and in the best interests of the Company to set forth their respective rights and obligations in connection with their investment in the Company; and

         WHEREAS, the parties hereto also desire to restrict the sale, assignment, transfer, encumbrance or other disposition of the shares of the Common Stock of the Company, as well as shares of capital stock that may be issued hereafter, and to provide for certain rights and obligations in respect thereto as hereinafter provided;

         NOW, THEREFORE, for and in consideration of the mutual agreements and understandings set forth herein, the parties hereby agree as follows:

                                    ARTICLE I

                         DEFINITIONS AND RELATED MATTERS

         SECTION 1.1 DEFINITIONS. When used in this Agreement, the following terms shall have the respective meanings set forth below:

         "AFFILIATE" shall mean, when used with respect to a specified Person, any Person which (a) directly or indirectly controls, is controlled by or is under common control with such specified Person, (b) is an officer, director, general partner, trustee or manager of such Person, or of a Person described in clause (a) of this sentence or (c) is a Relative of such specified Person or of an individual described in clauses (a) or (b) of this sentence. As used in this definition, the term "control" means possession, directly or indirectly (through one or more intermediaries), of the power to direct or cause the direction of management and policies of a Person through an ownership of 80% or more of the outstanding voting interests of such Person, or through the power to appoint, elect or direct the vote of, a majority of the members of the governing body of such Person whether by contract, voting trust or other agreement. "Relative" shall mean, with respect to any individual, (i) such individual's spouse, (ii) any direct descendent, parent, grandparent, great grandparent or sibling (in each case, whether by blood or adoption) of such individual or such individual's spouse, and (iii) any spouse of a person described in clause (ii) of this sentence.

         "BYLAWS" shall mean the Company's bylaws, certified by the secretary of the Company, a copy of which is attached hereto as Exhibit B.

         "CAUSE" shall mean discharge by the Company on the following grounds:

                  (i) An employee's or director's conviction or plea of nolo contendere in a court of law of any crime or offense, which conviction or plea of nolo contendere makes him unfit for continuing employment, prevents him from effective management of the Company or materially adversely affects the reputation or business activities of the Company.

                  (ii) Willful misconduct which materially adversely affects the reputation or business activities of the Company and which continues after written notice thereof from the Board of Directors of the Company to such employee or director stating with specificity the alleged dishonesty or misconduct and, if requested by the employee within 10 days thereafter, such employee is afforded a reasonable opportunity to be heard before the Board of Directors of the Company.

                  (iii) Substance abuse, including abuse of alcohol or use of illegal narcotics, and other drugs or substances, for which such employee or director fails to undertake and maintain treatment after 15 days after requested by the Company.

                  (iv) Misappropriation of funds or other material acts of dishonesty involving the Company.

                  (v) Any employee's continuing material failure or refusal to perform his duties or to carry out in all material respects the lawful directives of the Board of Directors of the Company; provided that discharge pursuant to this subparagraph (v) shall constitute discharge for cause only if such employee has first received written notice from the Board of Directors of the Company stating with specificity the nature of such failure or refusal and, if requested by such employee within 10 days thereafter, such employee is afforded a reasonable opportunity to be heard before the Board of Directors of the Company.

         "CERTIFICATE OF INCORPORATION" shall mean the Company's Amended and Restated Certificate of Incorporation, a copy of which is attached hereto as Exhibit C, as may be amended from time to time.

         "CLASS A COMMON STOCK" shall have the meaning set forth in the preamble.

         "CLASS B COMMON STOCK" shall have the meaning set forth in the preamble.

         "COMMON STOCK" shall mean the Class A Common Stock and the Class B Common Stock.

         "DEFAULTING STOCKHOLDER" shall have the meaning set forth in Section 4.2(a) of the Stock Purchase Agreement, and such Stockholder shall be a Defaulting Stockholder for the purpose of such Capital Call and for all subsequent Capital Calls.

         "DISABILITY" shall mean the total and permanent disability (whether physical or mental) of any Management Stockholder as determined by the Board of Directors, in good faith, 120 days from the commencement of such disability.

         "DISPOSITION" shall mean any sale, assignment, hypothecation, gift, inter vivos transfer, pledge, mortgage or other encumbrance, or any other disposition of capital stock of the Company whatsoever, whether voluntary or involuntary; provided, however, that a Disposition shall not include a Participation.

         "EQUIVALENT PRICE" shall mean in the case (a) where a share of Class A Common Stock is being transferred, then the Equivalent Price for a share of Class B Common Stock shall be the price of such share of Class A Common Stock plus the amount of the then-outstanding Liquidation Preference (as such term is defined in the Certificate of Incorporation) of such share of Class B Common Stock and (b) where a share of Class B Common Stock is being transferred, then the Equivalent Price for a share of Class A Common Stock shall be the price of such share of Class B Common Stock less the amount of the then-outstanding Liquidation Preference of such share of Class B Common Stock.

         "INITIAL PUBLIC OFFERING" shall mean the first registered public offering of equity securities of the Company effected by the Company or one or more Stockholders pursuant to a registration statement that has been declared effective under the Securities Act.

         "INVESTOR STOCKHOLDERS" shall mean the Stockholders designated as such on Exhibit A.

         "MANAGEMENT STOCK OWNERSHIP PLAN" shall mean that certain Management Stock Ownership Plan adopted by the Company on even date herewith pursuant to which the Management Stockholders will have the right to purchase shares of Common Stock.

         "MANAGEMENT STOCKHOLDERS" shall mean the Stockholders designated as such on Exhibit A.

         "NON-PARTICIPATING STOCKHOLDER" shall have the meaning set forth in
Section 4.1 of the Stock Purchase Agreement, and such Stockholder shall be a Non-Participating Stockholder for the purpose of such Capital Call and for all subsequent Capital Calls.

         "ORIGINAL COST" means, (i) with respect to a particular share of Class A Common Stock, at any particular date, the amount originally paid to the Company to purchase such share plus any capital contributions allocable to such share pursuant to Article III of the Stock Purchase Agreement and (ii) with respect to a particular share of Class B Common Stock, at any particular date, the Unreturned Original Cost thereof plus the Unpaid Yield therein (as such terms are defined in the Certificate of Incorporation).

         "PARTICIPATION" means a method, contract, arrangement or device permitted in Section 3.1(e)(ii) of the Stock Purchase Agreement by which a Stockholder retains nominal ownership and voting control of certain shares of Common Stock owned by such Stockholder, but a Person other than such Stockholder funds any or all Capital Calls made pursuant to Article III of the Stock Purchase Agreement on such shares of Common Stock.

         "PERMITTED TRANSFEREE" with respect to a transferor Stockholder means
(i) the spouse of the transferor Stockholder, (ii) a trust, or family partnership, the sole beneficiary of which is the transferor Stockholder, the spouse of or, any Person related by blood or adoption to, the transferor Stockholder, (iii) the partners or stockholders of an Investor Stockholder, and in the case of an Investor Stockholder that is an Affiliate of a state or national banking institution (including Chase Venture Capital Associates, L.P. and First Union Capital Partners, Inc.), any Affiliate described in clause (a) of the definition thereof; provided that a Permitted Transferee under this clause (iii) may not compete with the Company directly or indirectly or engage in any aspect of the oil and gas industry other than providing financing to or investing in businesses within such industry or (iv) any other transferee where such transfer was made in compliance with this Agreement; provided, however, that any such transfer does not conflict with or constitute a violation of state or federal securities laws.

         "PERSON" shall mean an individual, partnership, limited partnership, limited liability company, foreign limited liability company, trust, estate, corporation, custodian, trustee-executor, administrator, nominee or entity in a representative capacity.

         "PERSONAL REPRESENTATIVE" shall mean the executor, administrator, guardian, or other personal representative of any natural person who has become deceased or subject to Disability, or any successor or assignee thereof whether by operation of law or otherwise.

         "PROPORTIONATE PERCENTAGE" means, with respect to a Stockholder, a fraction (expressed as a percentage) the numerator of which is the number of Shares held by such Stockholder and the denominator of which is (i) in a situation where the Proportionate Percentage is being calculated with respect to all Stockholders, the total number of Shares held by all Stockholders at the time in question and (ii) in a situation where the Proportionate Percentage is being calculated with respect to a particular group of Stockholders, the total number of Shares held by the members of such group.

         "REQUISITE STOCKHOLDERS" shall mean (a) if I. Jon Brumley is chief executive officer of the Company, then I. Jon Brumley and the Investor Stockholders holding 75% of the Class B Common Stock held by all Investor Stockholders (other than Non-Participating Stockholders and Defaulting Stockholders), or (b) in the event I. Jon Brumley is not chief executive officer of the Company, then 66% of all of the Shares of Common Stock held by all Stockholders (other than Non-Participating Stockholders and Defaulting Stockholders); provided however, that any vote requiring the Requisite Stockholders' approval which adversely affects the rights of any Stockholder (including a Non-Participating Stockholder or Defaulting Stockholder), in its capacity as Stockholder, without adversely affecting the rights of all Stockholders of the same class (i.e., Management Stockholders or Investor Stockholders), in their capacities as Stockholders of such class, shall not be effective as to such Stockholder without its written consent.

         "SALE OF THE COMPANY" means sale of (i) all or substantially all the capital stock of the Company or (ii) all or substantially all of the assets of the Company, determined on a consolidated basis, in each case to a Person or group of Persons who are not Affiliates (as such term is defined in the Bylaws rather than in this Agreement) of any Investor Stockholder, whether by way of merger, share exchange, consolidation, sale of stock or assets, or otherwise.

         "SECURITIES ACT" shall mean the Securities Act of 1933, as amended from time to time and any successor statute thereto.

         "SHARES" means shares of Class A Common Stock and Class B Common Stock.

         "UNVESTED SHARES" means shares of Management Stock that are not Vested Shares.

         "VALUATION METHOD" shall mean that (i) cash shall be valued at the amount of such cash; (ii) notes shall be valued at the fair market value of such notes (giving due regard to the interest rate on such notes, the maturity date of such notes and whether such notes are secured or subordinated) with any disputes as to the valuation of such notes to be settled by the managing underwriter of the Initial Public Offering; (iii) common stock (whether voting or non-voting) shall be valued at the price at which Class A Common Stock or common stock issued in exchange for Class A Common Stock or Class B Common Stock shall be sold to the public in the Initial Public Offering (or the mid-point of the proposed price range if the Stockholders are not legally permitted to establish such value at or after the pricing of the Initial Public Offering or if establishing such value at or after the pricing of the Initial Public Offering would have adverse liquidity, sale timing or other consequences (as reasonably determined by the Investor Stockholders based upon the written opinion of counsel) under the Securities Act or the Securities Exchange Act of 1934 on any of the Investor Stockholders), and (iv) other securities of the Company shall be valued by agreement among the Company and the Requisite Stockholders, and any disputes as to such securities' value shall be settled by the managing underwriter of the Initial Public Offering after the opportunity for the Company and the Requisite Stockholders to present information to such underwriter as to the value of such securities; provided, however, that if the managing underwriter is an Affiliate of any Stockholder, any such disputes shall be settled only by the agreement of the Requisite Stockholders.

         "VESTED SHARES" means shares of Management Stock that have become vested pursuant to Section 4.1.

         SECTION 1.2 RELATED DEFINITIONAL MATTERS. As used in this Agreement, pronouns in masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context clearly otherwise requires. As used in this Agreement, the term "including" shall be construed to be expansive rather than limiting in nature and to mean "including, without limitation," except where the context clearly otherwise requires.

         SECTION 1.3 CAPITAL STOCK SUBJECT TO AGREEMENT. This Agreement shall extend and apply to all shares of capital stock now owned by each of the Stockholders and to all shares of capital stock as may hereafter be acquired by any of the Stockholders, whether such shares constitute the separate property or community property of any of the individual Stockholders, and regardless of the capacity in which title to such shares is held or taken. This Agreement shall also apply to all shares of capital stock to which the spouse of any Stockholder is entitled by virtue of any community property or any other laws.

                                   ARTICLE II

                        STOCKHOLDERS, CAPITAL STRUCTURE,
                            OTHER STOCKHOLDER MATTERS

         SECTION 2.1 STOCKHOLDERS. The Stockholders of the Company and the number of shares of capital stock held by each are set forth in Exhibit A as such exhibit may be amended and updated from time to time.

         SECTION 2.2 PREEMPTIVE RIGHTS FOR EQUITY SECURITIES ISSUED BY THE COMPANY.

         (a) Except in the case of Excluded Securities (as hereinafter defined), the Company shall not, and shall cause its subsidiaries not to, issue, sell or exchange, agree to issue, sell or exchange, or reserve or set aside for issuance, sale or exchange any of its equity securities (including without limitation any Shares or rights to acquire such Shares, whether or not immediately exercisable and whether evidenced by an option, warrant, convertible security or other instrument or agreement) (collectively, "Stock"), unless in each case the Company shall have first offered or caused such subsidiary to offer (the "Preemptive Offer") to sell such Stock to the Stockholders (the "Offered Securities") by delivery to such Stockholders of written notice of such offer stating the Company or subsidiary, as the case may be, proposes to sell such Offered Securities, the number or amount of the Offered Securities proposed to be sold, the proposed purchase price therefor and any other terms and conditions of such offer. The Preemptive Offer shall by its terms remain open and irrevocable for a period of 20 days from the date it is delivered by such Company (the "Preemptive Offer Period").

         (b) Each Stockholder shall have the option, exercisable at any time during the Preemptive Offer Period by delivering written notice to the Company (a "Preemptive Offer Acceptance Notice"), to subscribe for (i) the number or amount of such Offered Securities up to its Proportionate Percentage of the total number or amount of Offered Securities proposed to be issued and (ii) up to its Proportionate Percentage of the Offered Securities not subscribed for by other Stockholders as specified in its Preemptive Offer Acceptance Notice; provided, however, that in the event that the Company makes a Preemptive Offer in connection with a Capital Call (as such term is defined in the Stock Purchase Agreement) that will cause the termination of the Takedown Period when such Capital Call is funded, the Proportionate Percentage of any Non-Participating Stockholder or Defaulting Stockholder for purposes of this Section 2.2 shall be calculated as if such Stockholder sold the requisite Shares as required under
Section 4.4 prior to the making of the Preemptive Offer. Any Offered Securities not subscribed for by a Stockholder shall be deemed to be re-offered to and accepted by the Stockholders exercising their options specified in clause (ii) of the immediately preceding sentence with respect to the lesser of (A) the amount specified in their respective Preemptive Offer Acceptance Notices and (B) an amount equal to their respective Proportionate Percentages with respect to such deemed offer. Such deemed offer and acceptance procedures described in the immediately preceding sentence shall be deemed to be repeated until either (x) all of the Offered Securities are accepted by the Stockholders or (y) no Stockholder desires to subscribe for more Offered Securities. The Company shall notify each Stockholder within five days following the expiration of the Preemptive Offer Period of the number or amount of Offered Securities which such Stockholder has subscribed to purchase.

         (c) If Preemptive Offer Acceptance Notices are not given by the Stockholders for all the Offered Securities, the Company shall have 180 days from the expiration of the Preemptive Offer Period to sell all or any part of such Offered Securities as to which Preemptive Offer Acceptances Notices have not been given by the Stockholders (the "Refused Securities") to any other Persons, but only upon terms and conditions in all material respects, including price, which are no more favorable, in the aggregate, to such other Persons or less favorable to the Company than those set forth in the Preemptive Offer. Upon the closing, which shall include full payment to the Company, of the sale to such other Persons of all the Refused Securities, the Stockholders shall purchase from the Company, and the Company shall sell to the Stockholders, the Offered Securities with respect to which Preemptive Offer Acceptance Notices were delivered by the Stockholders, at the terms specified in the Preemptive Offer. In each case, any Offered Securities not purchased by the Stockholders or any other Persons in accordance with this Section 2.2 may not be sold or otherwise disposed of until they are again offered to the Stockholders under the procedures specified in this Section 2.2.

         (d) The rights of the Stockholders under this Section 2.2 shall not apply to the following Securities (the "Excluded Securities"):

                  (i) Stock issued to officers, employees or directors of, or consultants to, the Company or its subsidiaries pursuant to the terms of any stock option or similar stock incentive plan adopted by the Board of Directors of the Company (including the 1998 Stock Option Plan and the Management Stock Ownership Plan);

                  (ii) Stock issued as consideration as an "equity kicker" in connection with any debt financing;

                  (iii) Stock issued as consideration to the sellers in connection with an acquisition by the Company;

                  (iv) Stock issued upon the exercise or conversion of any Stock issued in compliance with this Section 2.2 or in accordance with
         Section 2.3 hereof;

                  (v) Stock issued in an Initial Public Offering;

                  (vi) Stock issued as a stock dividend or upon any stock split or other pro-rata subdivision or combination of the Stock; and

                  (vii) Stock issued to any Person that is not a Stockholder or an Affiliate (as such term is defined in the Bylaws rather than in this Agreement) of any Stockholder, so long as the Requisite Stockholders have approved the waiver of the pre-emptive rights with respect to such issuance.

         SECTION 2.3 INITIAL PUBLIC OFFERING.

         (a) In the event that the requisite number of Investor Nominees or Investor Stockholders approve an Initial Public Offering, the Stockholders will take all necessary or desirable actions in connection with the consummation of the Initial Public Offering. Prior to the consummation of the Initial Public Offering, the Board of Directors, with the assistance of the managing underwriters of the Initial Public Offering, shall (i) determine in their reasonable opinion the fair value of the Company (on an enterprise basis) and in doing so shall take into account such factors as they consider fair and reasonable in the circumstances, and (ii) following such determination of the fair value of the Company, calculate the amount that would be paid to each class of capital stock if an amount equal to the aforementioned fair value of the Company was distributed on the anticipated closing date of the Initial Public Offering by the Company in complete liquidation pursuant to the rights and preferences set forth in the Certificate of Incorporation as in effect at the time (giving effect to applicable orders of priority and the provisions of the various agreements relating to stock or options of the Company).

         (b) After the determinations in (i) and (ii) of Section 2.3(a) have been made and written notice thereof has been delivered to the Stockholders, the Company and the Investor Stockholders shall negotiate, in good faith, the consideration to be provided to holders of Class B Common Stock to redeem all the issued and outstanding shares of Class B Common Stock, as a condition to, and prior to the consummation of, the Initial Public Offering, with respect to the anticipated aggregate Unreturned Original Cost and Unpaid Yield (as such terms are defined in the Certificate of Incorporation) upon the outstanding shares of Class B Common Stock on the anticipated closing date of the Initial Public Offering. Such consideration shall have a fair value equal to the aggregate Unreturned Original Cost and Unpaid Yield. The form of repayment may be comprised of a combination of cash, not to exceed the amount of cash the Company is contractually permitted to pay at the time in question, notes, other securities of the Company, voting or non-voting common stock or a combination of the foregoing; such consideration to be (i) reasonably acceptable to the Requisite Stockholders, (ii) determined and implemented in a tax-efficient manner by the Investor Stockholders, and (iii) valued in accordance with the Valuation Method or on such other basis as is approved by the Requisite Stockholders. In addition to such consideration, holders of Class B Common Stock shall also be entitled to receive one share of Class A Common Stock for each share of Class B Common Stock owned, as such number shall be equitably adjusted to reflect stock splits, dividends, reclassifications, combinations or similar adjustments to the capital structure of the Company.

         (c) Each Stockholder will, prior to the consummation of the Initial Public Offering, vote for a redemption, recapitalization or exchange of the Class B Common Stock to implement the foregoing provisions of this Section 2.3.

                                   ARTICLE III

                  RESTRICTIONS ON DISPOSITIONS OF CAPITAL STOCK

         SECTION 3.1 RESTRICTIONS ON DISPOSITIONS.

         (a) No Stockholder, any spouse of any Stockholder, any Personal Representative of any Stockholder, or any legal representative, agent or assignee of any Stockholder, as the case may be, shall make any Disposition of any shares of capital stock, or any right or interest therein, except as provided in this Article III. The parties agree that the restrictions contained in this Agreement are fair and reasonable and in the best interests of the Company and the Stockholders.

         (b) Anything in this Agreement to the contrary notwithstanding, no Disposition of capital stock otherwise permitted or required by this Agreement shall be made unless such Disposition is in compliance with federal and state securities laws, including without limitation the Securities Act and the rules and regulations thereunder. If any such Disposition is made pursuant to an exemption from such laws, rules and regulations, such Disposition shall be made only upon the Stockholder first having delivered to the Company a favorable written opinion of counsel, reasonably satisfactory in form and substance to the Company, to the effect that the proposed sale or transfer is exempt from registration under the Securities Act and any applicable state securities laws; provided, however, that no such opinion of counsel shall be required for (A) a transfer by a Stockholder to a Permitted Transferee if, in each case, the Permitted Transferee agrees in writing to be subject to the terms and conditions hereof to the same extent as if such Permitted Transferee were an original Stockholder hereunder, or (B) a sale duly made in compliance with Rule 144 promulgated under the Securities Act, or any successor or analogous rule to Rule 144, or if the Stockholder would be permitted to transfer the securities pursuant to paragraph (k) of Rule 144 (it being agreed that the Company shall have the right to receive evidence satisfactory to it regarding compliance with such Rule or any successor or analogous rule prior to the registration of any such transfer).

         (c) Anything in this Agreement to the contrary notwithstanding, unless otherwise agreed to in writing by the Company and each of the Stockholders, no Disposition of capital stock otherwise permitted or required by this Agreement shall be effective unless and until any transferee who is not already a party to this Agreement (and such transferee's spouse, if applicable) shall execute and deliver to the Company an Addendum Agreement in the form attached hereto as Exhibit D in which such transferee (and such transferee's spouse, if applicable) agrees to be bound by this Agreement and to observe and comply with this Agreement and with all obligations and restrictions imposed on Stockholders hereby; each person to whom a Disposition of capital stock is permitted by this Agreement who receives a Disposition of capital stock during the period when this Agreement is in effect, and who agrees in writing to be bound by the provisions hereof, shall thereafter become a "Stockholder" for all purposes of this Agreement. Such transferee shall become a Management Stockholder if the transferor was a Management Stockholder or an Investor Stockholder if the transferor was an Investor Stockholder; provided, however, that each transferee who receives a Disposition of capital stock that is an Affiliate of (i) an Investor Stockholder, shall become an Investor Stockholder for all purposes of this Agreement and (ii) a Management Stockholder or spouse thereof, shall become a Management Stockholder for all purposes of this Agreement.

         (d) Dispositions of capital stock may only be made in strict compliance with all applicable terms of this Agreement, and any purported Disposition of capital stock that does not so comply with all applicable provisions of this Agreement shall be null and void and of no force or effect, and the Company shall not recognize or be bound by any such purported Disposition and shall not effect any such purported Disposition on the stock transfer books of the Company.

         (e) All Shares held by the Company, as treasury stock or otherwise, or any subsidiary thereof shall not be deemed outstanding for any purpose under this Agreement or the Bylaws of the Company.

         (f) Prior to the consummation of an Initial Public Offering, all newly issued shares of capital stock of the Company (including newly issued Shares or equity securities issued pursuant to Stock Equivalents) shall only be issued to Persons who become party to this Agreement; provided however, that each transferee who (i) is an employee or consultant of the Company shall become a Management Stockholder for all purposes of this Agreement, and (ii) is not an employee or consultant of the Company shall have such designation, if any, as shall be determined by the Requisite Stockholders.

         SECTION 3.2 PERMITTED TRANSFERS.

         (a) Subject to the provisions of Section 3.1, a Stockholder or his Personal Representative may at any time or times transfer any or all of his or its shares of capital stock to any person who is a Permitted Transferee (other than pursuant to clause (iv) of such definition) with respect to the transferor Stockholder.

         (b) A transfer or disposition of any kind or character otherwise prohibited by this Agreement may be permitted if approved by the Requisite Stockholders. Notwithstanding anything to the contrary contained in this Section 3.2(b), a transfer or disposition otherwise permitted under Sections 3.3 through
3.6 hereof shall not be prohibited by this Section 3.2.

         SECTION 3.3 NOTICE OF RIGHT OF FIRST REFUSAL. In the event that a Stockholder receives a bona fide offer (a "Third Party Offer") for the purchase of all or a part of his or its capital stock (or any rights or interests therein) that such Stockholder desires to accept, such Stockholder (the "Offeror Stockholder") agrees to give written notice of such Third Party Offer (the "Notice of Right of First Refusal") to the Secretary of the Company and to the other Stockholders (the "Other Stockholders"); provided, however, that no Management Stockholder or such Management Stockholder's Permitted Transferee may attempt to make a transfer or Disposition of Shares of capital stock pursuant to this Section 3.3 at any time on or before the earlier of (i) the fifth anniversary of the date of this Agreement, (ii) an Initial Public Offering or
(iii) a Change of Control. The notice must set forth the name of the proposed transferee (the "Third Party"), the number and class of shares to be transferred (the "Offered Stock"), the price per share (the "Offer Price"), all details of the payment terms and all other terms and conditions of the proposed transfer. A Third Party Offer may not contain provisions related to any property other than the capital stock of the Offeror Stockholder, and the Offer Price shall be expressed only in terms of cash or credit terms contained in the proposed transfer. The Offeror Stockholder shall deliver such Notice of Right of First Refusal to the parties noted above immediately upon receiving such Third Party Offer, but in any event not less than thirty (30) days prior to the date of the proposed transfer.

         The last date that the Notice of Right of First Refusal is received by the Other Stockholders shall constitute the "First Refusal Notice Date." The Company shall be obligated to promptly determine the First Refusal Notice Date following its receipt of a Notice of Right of First Refusal, and such date shall be promptly communicated in writing by the Company to all Stockholders within five (5) days of the determination of such date. For purposes of this Section 3.3, a "Third Party Offer" to purchase part or all of a Stockholder's Common Stock shall mean a written offer to purchase such capital stock.

         SECTION 3.4 PRIMARY RIGHT OF FIRST REFUSAL BY THE COMPANY. The Company shall have the sole and exclusive option to acquire all or any portion of the Offered Stock in accordance with the provisions of the Notice of Right of First Refusal for a period often (10) days from the First Refusal Notice Date. The Company may exercise such option by giving written notice of exercise to the Offeror Stockholder and to all Other Stockholders prior to the termination of its exclusive option period. Such notice of exercise shall refer to the Notice of Right of First Refusal and shall set forth the number of shares of capital stock to be acquired by the Company.

         SECTION 3.5 SECONDARY RIGHT OF FIRST REFUSAL BY OTHER STOCKHOLDERS.

         (a) In the event the Company elects to purchase less than all of the Offered Stock, the Other Stockholders shall have the exclusive option from the eleventh day to the thirtieth day following the First Refusal Notice Date to acquire the Offered Stock not purchased by the Company in accordance with the procedure described in this Article III. The Other Stockholders may, by agreement, allocate among themselves the right to acquire such part of the Offered Stock that will not be acquired by the Company or the Other Management Stockholders, if appropriate.

         (b) In the absence of such an agreement between the Other Stockholders, each Other Stockholder will be entitled to give written notice to the Offeror Stockholder, to the Company and to the Other Stockholders, from the eleventh day to the twentieth day following the First Refusal Notice Date, of such Other Stockholder's election ("Election Notice") to acquire all or any part of its Proportionate Percentage of the Offered Stock that is not being acquired by the subject Company or the Other Management Stockholders, as appropriate.

         (c) Any Offered Stock not subscribed for pursuant to Section 3.5(b) by the Other Stockholders shall be deemed to be re-offered to and accepted by the Other Stockholders exercising their rights to purchase Offered Stock with respect to the lesser of (A) the amount specified in their respective Election Notices and (B) an amount equal to their respective Proportionate Percentages with respect to such deemed offer. Such deemed offer and acceptance procedures described in the immediately preceding sentence shall be deemed to be repeated until either (x) all of the Offered Stock is accepted by the Other Stockholders or (y) no Other Stockholder desires to subscribe for more Offered Stock. The Company shall notify each Other Stockholder within five days following the expiration of the period described in Section 3.5(b) of the number or amount of Offered Stock which such Stockholder has subscribed to purchase and shall set a reasonable place and time from the date thereof for the closing of the purchase and sale of the Offered Stock.

         (d) If the Company and the Other Stockholders do not purchase all of the Offered Stock, the Offered Stock (or any remaining portion thereof) may be sold by the Offeror Stockholder at any time within ninety (90) days after the date of the Third Party Offer, subject to the provisions of Sections 3.1 and 3.8 hereof. Any such sale shall not be at less than the price or upon terms and conditions more favorable to the purchaser than those specified in the Third Party Offer. In the event the Third Party Offeror will only purchase all of the Offered Stock, the Offeror Stockholder may rescind the Election Notices of the Company and the Other Stockholders, if such Election Notices are, in the aggregate, for less than all of the Offered Stock.

         SECTION 3.6 PURCHASE PRICE. The total purchase price (the "Purchase Price") for all the capital stock to be purchased pursuant to Section 3.3 will be the total purchase price for the proposed transfer, and upon the same terms and conditions, as set forth in the Third Party Offer.

         SECTION 3.7 COMPLIANCE REQUIRED. Any Disposition described in Sections
3.3 through 3.6 hereof of a Stockholder's capital stock without complying with the giving of a Notice of Right of First Refusal and the Right of First Refusal provisions of this Article III shall be void, and the Company shall issue a Notice of Right of First Refusal upon discovery of such transfer, a copy of which shall be sent to the person or entity making such transfer, his or its transferee, the Company and all Stockholders. The duty of the Company to see to the issuance of such Notice of Right of First Refusal shall not be considered to be elective, but shall be mandatory. Upon the giving of the Notice of Right of First Refusal, the time periods for the exercise of the options specified in Sections 3.4 and 3.5 shall commence running. If a Notice of Right of

First Refusal had already been given to the Company, but the Company is required to issue a new Notice of Right of First Refusal under this Section, the prior Notice of Right of First Refusal shall have no effect and the time periods under the Notice of Right of First Refusal issued by the Company shall apply.

         SECTION 3.8 CERTAIN RIGHTS OF INCLUSION.

         (a) No Stockholder shall, individually or collectively, in any transaction, sell or otherwise dispose of Shares held by such Stockholder to a third party, other than to a Permitted Transferee, unless the terms and conditions of the Third Party Offer include an offer, at the Equivalent Price and on the same terms as the offer to the selling Stockholders, to each of the other Stockholders (the "Offerees"), to include at the option of each Offeree, in the sale or other disposition to the Third Party, a number of Shares owned by each Offeree determined in accordance with this Section 3.8.

         (b) The Stockholder that receives the Third Party Offer (the "Selling Stockholder") shall cause the Third Party Offer to be reduced in writing (which writing shall include an offer to purchase or otherwise acquire Shares from the Offerees as required by this Section 3.8) and shall send written notice of the Third Party Offer together with a copy of the Third Party Offer (the "Inclusion Notice") to each of the Offerees in the manner specified in Section 6.1 hereof.

         (c) Each Offeree shall have the right (an "Inclusion Right"), exercisable by delivery of notice to the Selling Stockholder at any time within twenty (20) calendar days after delivery of the Inclusion Notice, to sell pursuant to the Third Party Offer a number of such Offeree's shares of capital stock equal to his or its Proportionate Percentage of the selling Stockholder and Offerees exercising their Inclusion Rights.

         SECTION 3.9 DRAG-ALONG RIGHTS.

         (a) If at any time a majority of the Investor Nominees, or holders of 75% of shares of Class B Common Stock owned by the Investor Stockholders acting pursuant to Section 5.11 hereof, approves a Sale of the Company (an "Approved Sale"), all Stockholders shall consent to and raise no objections against the Approved Sale, and if the Approved Sale is structured as (A) a merger, share exchange or consolidation of the Company, or a sale of all or substantially all of the assets of the Company, each Stockholder shall waive any dissenters rights, appraisal rights or similar rights in connection with such merger, consolidation or asset sale, or (B) a sale of all the capital stock of the Company, the Stockholders shall agree to sell all their shares of capital stock of the Company which are the subject of the Approved Sale, on the terms and conditions of such Approved Sale. The Stockholders shall take all necessary and desirable actions in connection with the consummation of the Approved Sale, including obtaining Board of Directors' consent to the Approved Sale and the execution of such agreements and such instruments and other actions reasonably necessary to (1) provide customary representations, warranties, indemnities, and escrow arrangements relating to such Approved Sale and (2) effectuate the allocation and distribution of the aggregate consideration upon the Approved Sale as set forth in Section 3.9(c) below. The Stockholders shall be permitted to sell their shares of capital stock pursuant to an Approved Sale without complying with any other provisions of Article III of this Agreement.

         (b) The Investor Stockholders that have initiated an Approved Sale pursuant to Section 3.9(a) (whether directly or through the action of their respective Investor Nominees), shall represent and warrant to the other Stockholders that no direct or indirect collateral benefit or supplemental consideration (whether or not in the nature of a tangible or intangible asset, money, property, security or other tangible benefits or opportunities) has been or is to be paid by such prospective purchaser or any other person, in connection with the Approved Sale and that such Approved Sale is not made as part of or in connection with any other transaction pursuant to which the Investor Stockholders that have initiated the Approved Sale will receive any additional benefit or consideration. The foregoing provision shall not be deemed to prohibit a sale of the

Company to any Person merely because such Person has, is currently having or intends to have a business relationship with one or more Stockholders.

         (c) The obligations of the Stockholders pursuant to this Section 3.9 are subject to the satisfaction of the following conditions:

                  (i) upon the consummation of the Approved Sale, each Stockholder shall receive the same proportion of the aggregate consideration from such Approved Sale that such holder would have received if such aggregate consideration had been distributed by the Company in complete liquidation pursuant to the rights and preferences set forth in the Certificate of Incorporation of the Company as in effect immediately prior to such Approved Sale (giving effect to applicable orders of priority);

                  (ii) if any Stockholders of a class are given an option as to the form and amount of consideration to be received, all Stockholders will be given the same option;

                  (iii) all holders of options, warrants or similar rights to acquire capital stock of the Company ("Stock Equivalents") that are then currently exercisable will be given an opportunity to exercise such rights prior to the consummation of the Approved Sale (but only to the extent such Stock Equivalents are then vested or would be vested on an accelerated basis pursuant to the terms of their issuance) and participate in such sale as Stockholders;

                  (iv) no Stockholder shall be obligated to make any out-of-pocket expenditure prior to the consummation of the Approved Sale (excluding modest expenditures for postage, copies, etc.) and no Stockholder shall be obligated to pay any portion (or shall be entitled to be reimbursed by the Company for that portion paid) that is more than its pro rata share (based upon the amount of consideration received) of reasonable expenses incurred in connection with a consummated Approved Sale; to the extent such costs are incurred for the benefit of all Stockholders, and are not otherwise paid by the Company or the acquiring party (costs incurred by or on behalf of a Stockholder for its sole benefit will not be considered costs of the transaction hereunder), provided that a Stockholder's liability for such expenses shall be capped at the total purchase price received by such Stockholder for its shares of capital stock, plus Stock Equivalents; and

                  (v) no Stockholder shall be required to provide any representations, warranties or indemnities in connection with the Approved Sale, other than those required to be made pursuant to Section 3.9(b) to other Stockholders and those representations, warranties and indemnities concerning each Stockholder's valid ownership of shares of capital stock and Stock Equivalents, free of all liens and encumbrances (other than those arising under applicable securities laws), and each Stockholder's authority, power, and right to enter into and consummate such purchase or merger agreement without violating any other agreement.

         (d) If the Company and any of the Stockholders or their representatives, enter into any negotiation or transaction for which Rule 506 under the Securities Act (or any similar rule then in effect) may be available with respect to such negotiation or transaction (including a merger, consolidation or other reorganization), each Stockholder who is not an accredited investor (as such term is defined in Rule 501 under the Securities
Act) will, at the request of the Company or the Investor Stockholders, appoint a purchaser representative (as such term is defined in Rule 501 under the Securities Act) reasonably acceptable to the Company or such Stockholders.

         SECTION 3.10 ENDORSEMENT OF STOCK CERTIFICATES.

         (a) Conformed copies of this Agreement shall be filed with the Secretary of the Company and kept with the records at its principal office. An officer of the Company shall endorse each certificate representing the shares of capital stock of the Company heretofore or hereafter issued by the Company to the Stockholders by causing to be placed on the face thereof the following:

         TRANSFER IS SUBJECT TO RESTRICTIVE STOCK LEGENDS ON BACK

and by causing to be placed on the back thereof the legend in substantially the following form:

         THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF A STOCKHOLDERS' AGREEMENT DATED AS OF AUGUST 18, 1998, BY AND AMONG THE COMPANY AND CERTAIN OTHER PERSONS, WHICH AGREEMENT CONTAINS, AMONG OTHER PROVISIONS, RESTRICTIONS ON THE TRANSFER, SALE OR OTHER DISPOSITION OF THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE. A COPY OF SUCH STOCKHOLDERS' AGREEMENT HAS BEEN FILED, AND IS AVAILABLE FOR REVIEW BY THE RECORD HOLDER OF THIS CERTIFICATE, AT THE PRINCIPAL OFFICE OF THE COMPANY.

         (b) In addition to the legend required under Section 3.11 (a) above, each Stockholder agrees that each certificate representing the shares of capital stock of the Company heretofore or hereafter issued by the Company shall also bear such other legends as required pursuant to the Subscription Agreements.

         SECTION 3.11 SPECIFIC PERFORMANCE. Each of the parties to this Agreement acknowledges that it shall be impossible to measure in money the damage to the Company or the Stockholder(s), if any of them or any transferee or any legal representative of any party hereto fails to comply with any of the restrictions or obligations imposed by this Article III, that every such restriction and obligation is material, and that in the event of any such failure, the Company or the Stockholder(s) shall not have an adequate remedy at law or in damages. Therefore, each party hereto consents to the issuance of an injunction or the enforcement of other equitable remedies against him at the suit of en aggrieved party without the posting of any bond or other security, to compel specific performance of all of the terms of this Article III and to prevent any disposition of shares of capital stock in contravention of any terms of this Article III, and waives any defenses thereto, including, without limitation, the defenses of: (i) failure of consideration; (ii) breach of any other provision of this Agreement; and (iii) availability of relief in damages.

                                   ARTICLE IV

                            COMPANY REPURCHASE RIGHTS

         SECTION 4.1 VESTING OF MANAGEMENT STOCK.

         (a) Except as otherwise provided in Section 4.1 (b) and Section 4.1(c), each Management Stockholder's shares of Class A Common Stock ("Management Stock") will become vested in accordance with the following schedule, if, as of each such date, the Management Stockholder is still employed by either the Company or any of its subsidiaries:


         Date of this Agreement                                        25%
         First Anniversary Date of this Agreement                      40%
         Second Anniversary Date of this Agreement                     55%
         Third Anniversary Date of this Agreement                      70%
         Fourth Anniversary Date of this Agreement                     85%
         Fifth Anniversary Date of this Agreement                     100%

Notwithstanding the immediately preceding vesting schedule, in the event that
(i) the Company shall employ an additional person to whom the Company shall issue shares of Class A Common Stock and (ii) the Board of Directors shall designate such person as a Management Stockholder for inclusion on Exhibit A, the vesting schedule set forth in the immediately preceding sentence shall commence on the date of such person's employment with the Company rather than the date of this Agreement.

         (b) If the Management Stockholder ceases to be employed by the Company or any of its subsidiaries on any date other than an anniversary date, the cumulative percentage of Management Stock to become vested will be determined on a pro rata basis according to the number of months elapsed since the prior anniversary date or the date of this Agreement (should such termination occur prior to the first anniversary date).

         (c) Upon the occurrence of (i) a Sale of the Company, (ii) the closing of an Initial Public Offering (iii) any merger, consolidation or recapitalization pursuant to which the holders of Shares prior to such transaction cease to hold a majority of Shares after such transaction, or (iv) the dissolution and/or liquidation of the Company, then all shares of Management Stock which have not yet become vested shall become vested at the time of such event if the Management Stockholder is still employed by either the Company or any of its subsidiaries at the time of such event.

         SECTION 4.2 REPURCHASE OPTION.

         (a) Subject to the remaining provisions of this Section 4.2, all or any portion of the Management Stock, whether Vested Shares or Unvested Shares (whether held by the Management Stockholder or one or more of the Management Stockholder's Permitted Transferees) are subject to repurchase by the Company (the "Available Shares") in the event such Management Stockholder ceases to be employed by the Company and its subsidiaries within five years of the date hereof or the commencement of employment, as the case may be, by reason of termination with or without Cause, or voluntary resignation, as follows:

                  (i) If the Management Stockholder ceases to be employed by the Company or any of its subsidiaries by reason of death or disability, no shares of Management Stock, whether Vested or Unvested, owned by such Management Stockholder shall be subject to repurchase pursuant to this
         Section 4.2(a).

                  (ii) If the Management Stockholder ceases to be employed by the Company or any of its subsidiaries by reason of termination without Cause or by voluntary resignation, his Unvested Shares shall be subject to repurchase and the purchase price for each Unvested Share of Management Stock subject to repurchase pursuant to this Section 4.2 shall be the Management Stockholder's Original Cost for such share.

                  (iii) If the Management Stockholder ceases to be employed by the Company or any of its subsidiaries by reason of termination with Cause, his Unvested Shares and Vested Shares shall be subject to repurchase and the purchase price for each Unvested Share and Vested Share of Management Stock subject to repurchase pursuant to this
         Section 4.2 shall be the Management Stockholder's Original Cost for such share.

         (b) The Company may elect to purchase all or any portion of the Available Shares pursuant to the preceding subsections of this Section 4.2 by delivering written notice (the "Repurchase Notice") to the holder or holders of Available Shares. The Repurchase Notice will set forth the number of Available Shares to be acquired from the Management Stockholder or his Permitted Transferee, as the case may be, the aggregate consideration to be paid for such shares and the time and place for the closing of the transaction. The number of Available Shares to be repurchased by the Company shall first be satisfied to the extent possible from the Available Shares held by the Management Stockholder at the time of delivery of the Repurchase Notice. If the number of Available Shares then held by the Management Stockholder is less than the number of Available Shares that the Company has elected to purchase, the Company shall purchase the remaining Available Shares (by class) elected to be purchased from the Permitted Transferees of such Management Stockholder under this Agreement pro rata, in each case according to the number of Available Shares (by class) held by such Permitted Transferees at the time of delivery of such Repurchase Notice (determined as nearly as practicable to the nearest whole share). All such Available Shares repurchased by the Company will become available for repurchase by members of management pursuant to the Management Stock Ownership Plan.

         (c) If, for any reason the Company shall be prohibited from purchasing all of the Available Shares pursuant to Section 4.2, all Management Stockholders (other than the Management Stockholder (and his Permitted Transferees) whose shares have become Available Shares) and Investor Stockholders shall agree to form a trust, escrow or similar device that is subject to the control of the chief executive officer of the Company (a "Trust") that shall be funded by all such Stockholders on a pro rata basis (based upon the number of shares of capital stock held) with an amount sufficient to purchase all such unpurchased Available Shares; provided, however, that compliance with this Section 4.2(c) may be waived by the affirmative vote of the Requisite Stockholders. All such Available Shares repurchased by the Trust will be held for the benefit of members of management pursuant to the Management Stock Ownership Plan at Original Cost; provided, however, that Shares held by the Trust shall not be deemed outstanding for purposes of this Agreement or Capital Calls under the Stock Purchase Agreement. As soon as practicable after the Company has determined that it will not purchase all of the Available Shares, but in any event within 10 days after the delivery of the Repurchase Notice, the Company shall give written notice (the "Option Notice") to all Stockholders and the Trust setting forth the number of remaining Available Shares and the aggregate purchase price for such shares. Such Trust will purchase all the remaining Available Shares by delivering written notice (the "Election Notice") to the Company within 30 days after receipt of the Option Notice from the Company. As soon as practicable, and in any event within 15 days after receipt of the Election Notice, the Company shall notify each holder of Management Stock as to the number of Available Shares being purchased from such holder by the Trust (the "Supplemental Repurchase Notice"). Any such Available Shares that are not purchased by the Company or the Trust may be repurchased by Management Stockholders pursuant to this Section 4.2 but such shares shall be subject to repurchase (at the cost paid by such Management Stockholder plus the amount of any Capital Calls made thereon, if actually paid by such Management Stockholder) by the Company to hold as shares available for purchase by members of management pursuant to the Management Stock Ownership Plan.

         (d) The closing of the purchase of Available Shares pursuant to this
Section 4.2 shall take place on the date designated by the Company in the Repurchase Notice or Supplemental Repurchase Notice, which date shall not be more than 60 days nor less than five days after the delivery of the later of the Repurchase Notice or the Supplemental Repurchase Notice. The Company, the Trust and/or the Management Stockholders will pay for Available Shares to be purchased pursuant to this Section 4.2 by delivery of, in the case of the Trust or the Management Stockholders, a check or wire transfer of funds and, in the case of the Company, (i) a check or wire transfer of funds, (ii) in the event the Company is prohibited by the Company's Certificate of Incorporation, Bylaws, or applicable statutory or contractual provisions, a subordinated note or notes payable on commercially reasonable terms, or (iii) both (i) and (ii) in the aggregate amount of the purchase price for such shares. Any notes issued by the Company pursuant to this
Section 4.2(d) shall be subject to any restrictive covenants (including limitations or restrictions on the payment of interest) to which the Company is subject at the time of such purchase. The purchasers of any Available Shares hereunder will be entitled to require all of the signatures of each seller of such Available Shares to be notarized and to receive representations and warranties from each such seller regarding (A) such seller's power, authority and legal capacity to enter into such sale and to transfer valid right, title and interest in such Available Shares, (B) such seller's ownership of such Available Shares and the absence of any liens, pledges, and other encumbrances on such Available Shares, and (C) the absence of any violation, default, or acceleration of any agreement or instrument pursuant to which such seller or the assets of such seller are bound as the result of such sale.

         (e) The right of the Company, the Trust and the Management Stockholders to repurchase Available Shares pursuant to this Section 4.2 shall terminate upon the first to occur of (i) the 180th calendar day following the date on which such Available Shares first became subject to repurchase pursuant to this
Section 4.2, (ii) the consummation of a Sale of the Company or (iii) the consummation of a Initial Public Offering.

         (f) In the event that Available Shares are repurchased pursuant to this
Section 4.2, the holders of such Available Shares will take all steps necessary and desirable to obtain all required third-party, governmental and regulatory consents and approvals and take all other actions necessary and desirable to facilitate consummation of such repurchase(s) in a timely manner.

         SECTION 4.3 CLASS B COMMON STOCK. The Company shall have no repurchase rights or obligations under Section 4.1 and 4.2 hereof with respect to the Class B Common Stock owned by any Management Stockholder.

         SECTION 4.4 BUYBACK OF CERTAIN SHARES OF COMMON STOCK.

         (a) (i) Upon the occurrence of an event (and its related Capital Call, as such term is defined in the Stock Purchase Agreement) described in Section
4.1 or Section 4.2 of the Stock Purchase Agreement (either, an "Event"), the Company, at the time of Capital Call precipitating the Event and at the time of each Capital Call subsequent to the Event (during which the Defaulting Stockholder and the Non-Participating Stockholder are ineligible to participate pursuant to Section 4.3 of the Stock Purchase Agreement and the Defaulting Stockholder is not forced to participate pursuant to Section 4.2(b) of the Stock Purchase Agreement), shall have the right to repurchase, at Original Cost, that number of shares of Class B Common Stock owned by such Defaulting Stockholder or Non-Participating Stockholder (as such terms are defined in the Stock Purchase Agreement), or his Permitted Transferees, as the case may be, equal to the Buyback Amount plus the Penalty Amount (as such terms are defined below). Any shares of Common Stock available for repurchase under this Section 4.4(a) shall be referred to herein as "Eligible Shares." Upon the occurrence of an Event, such Non-Participating Stockholder or Defaulting Stockholder, as the case may be, hereby agrees to deliver the maximum number of Shares that the Company may become entitled to repurchase from such Stockholder during the remainder of the Takedown Period (as calculated pursuant to this Section 4.4(a) and assuming that all of the Total Commitments were actually funded) to a custodial account, escrow account or similar device (the "Account") formed by the Company on terms and conditions reasonably agreed upon by the Non-Participating Stockholder or the Defaulting Stockholder, as the case may be, for the purpose of holding such Shares that may become subject to repurchase pursuant to this Section 4.4; provided, however, that no delivery to the Account shall be required if such Stockholder delivers a written opinion of counsel reasonably acceptable to the Company to the effect that such delivery would cause a change in ownership of such shares prior to the date the Company actually becomes eligible to (and actually does) repurchase such Shares. Such maximum number of shares shall be delivered to the Account within five business days' following such Stockholder's receipt of notice (and such Stockholder's reasonable agreement with the calculations set forth therein) from the Company as to the calculation as to the maximum number of Shares that the Company may become entitled to repurchase pursuant to this Section 4.4. Any Shares not repurchased by the Company pursuant to this Section 4.4 at the end of the Takedown Period shall be released from the Account and returned to the Non-Participating Stockholder or Defaulting Stockholder.

               (ii) The "Buyback Amount" shall equal that number of shares of Class B Common Stock equal to X(Y/(Y+Z)) where "X" shall equal the number of shares of Class B Common Stock owned by such Defaulting Stockholder or Non-Participating Stockholder, as the case may be) immediately prior to the capital call that is the subject of such default or non-participation; "Y" shall equal the dollar amount of such Stockholder's portion of the most recent Capital Call made pursuant to Section 3.1 of the Stock Purchase Agreement that the Defaulting Stockholder failed to fund or Non-Participating Stockholder declined to fund (or such Defaulting Stockholder or Non-Participating Stockholder was ineligible to fund, as the case may be); and "Z" shall equal the sum of (i) the aggregate purchase price paid and capital contributions made by such Defaulting Stockholder or Non-Participating Stockholder pursuant to Section 2.1 and Section
3.1 of the Stock Purchase Agreement and (ii) the aggregate amount of all Capital Calls that such Defaulting Stockholder or Non-Participating Stockholder was ineligible to fund prior to the current Capital Call, if any.

               (iii) The "Penalty Amount" shall equal that number of shares of Class B Common Stock equal to the Buyback Amount multiplied by P; where "P" shall equal the percentage detailed in the table below after determining the quotient of (AB); where "A" shall equal the aggregate amount of the Capital Call with respect to all Stockholders precipitating the Event (or in which the Defaulting Stockholder or Non-Participating Stockholder was ineligible to participate) and "B" shall equal the aggregate purchase price and capital contributions pursuant to Sections 2.1 and 3.1 of the Stock Purchase Agreement made to the Class B Common Stock by all Stockholders prior the Event:

If the quotient of AB is:                                     then "P" shall equal
less than 25%                                                 10%
25% or greater, but less than 60%                             8%
60% or greater, but less than 95%                             6%
95% or greater, but less than 150%                            5%
150% or greater                                               2%

         (b) The Company may elect to purchase all or any portion of the Eligible Shares by delivering written notice (the "Eligibility Notice") to the holder or holders of Eligible Shares. The Eligibility Notice will set forth the number of Eligible Shares to be acquired from each holder, the aggregate consideration to be paid for such shares and the time and place for the closing of the transaction.

         (c) If, for any reason the Company shall be prohibited from purchasing all of the Eligible Shares pursuant to this Section 4.4, all Stockholders (other than the Stockholder whose Common Stock has become Eligible Shares) shall be entitled to purchase such unpurchased Eligible Shares in accordance with their Proportionate Percentages; provided, however, that compliance with this Section
4.4 (c) may be waived by the affirmative vote of the Requisite Stockholders. As soon as practicable after the Company has determined that it will not purchase all of the Eligible Shares, but in any event within 10 days after the delivery of the Eligibility Notice, the Company shall give written notice (the "Further Eligibility Notice") to such other Stockholders setting forth the number of remaining Eligible Shares and the aggregate purchase price for such shares. Such other Stockholders may elect to purchase any or all of the remaining Eligible Shares by delivering written notice (the "Eligibility Election Notice") to the Company within 30 days after receipt of the Further Eligibility Notice from the Company. As soon as practicable, and in any event within 15 days after receipt of the Eligibility Notice, the Company shall notify each holder of Common Stock as to the number of Eligible Shares being purchased from such holder by such other Stockholders (the "Supplemental Eligibility Notice").

         (d) The closing of the purchase of Eligible Shares pursuant to this
Section 4.4 shall take place on the date designated by the Company in the Eligibility Notice or Supplemental Eligibility Notice, which date shall not be more than 60 days nor less than five days after the delivery of the later of the Eligibility Notice or Supplemental Eligibility Notice. The Company and/or the electing Stockholders will pay for Eligible Shares to be purchased pursuant to this Section 4.4 by delivery of, in the case of the Stockholders, a check or wire transfer of funds and, in the case of the Company, (i) a check or wire transfer of funds, (ii) a subordinated note or notes bearing interest at a rate of 7% per annum and otherwise payable on or prior to an Initial Public Offering or Sale of the Company, or (iii) both (i) and (ii) as the Company may, in its sole discretion, determine in the aggregate amount of the purchase price for such Eligible Shares. Any notes issued by the Company pursuant to this Section 4.4(d) shall be subject to any restrictive covenants (including limitations or restrictions on the payment of interest) to which to Company is subject at the time of such purchase. The purchasers of any Eligible Shares hereunder will be entitled to require all of the signatures of each seller of such Eligible Shares to be notarized and to receive representations and warranties from each such seller regarding (A) such seller's power, authority and legal capacity to enter into such sale and to transfer valid right, title and interest in such Eligible Shares, (B) such seller's ownership of such Eligible Shares and the absence of any liens, pledges and other encumbrances on such Eligible Shares, and (C) the absence of any violation, default or acceleration of any agreement or instrument pursuant to which such seller or the assets of such seller are bound as the result of such sale.

         (e) The right of the Company and the Stockholders to repurchase Eligible Shares pursuant to this Section 4.4 shall terminate upon the first to occur of (i) the 91st calendar day following the date on which such Eligible Shares first became subject to repurchase pursuant to this Section 4.4, (ii) the consummation of a Sale of the Company or (iii) the consummation of an Initial Public Offering.

         (f) In the event that Eligible Shares are repurchased from a Stockholder pursuant to this Section 4.4, such Stockholder will take all steps necessary and desirable to obtain all required third-party, governmental and regulatory consents and approvals and take all other actions necessary and desirable to facilitate consummation of such repurchase(s) in a timely manner.

         (g) In the event that any Eligible Shares are purchased from a Stockholder pursuant to this Section 4.4, such repurchased Eligible Shares may be resold by the Company, at any time and from time to time, and Stock Equivalents with respect to such Eligible Shares (whether before or after the repurchase of such Eligible Shares by the Company) may also be sold by the Company. Such repurchased Eligible Shares or Stock Equivalents shall be sold in amounts, at prices, at times and pursuant to agreements (including without limitation agreements containing obligations to contribute capital to the Company) that the Board of Directors shall approve in its sole discretion; provided, however, that any price for such Eligible Share shall be at least 90% of amounts paid or payable with respect to such Eligible Shares pursuant to the Stock Purchase Agreement. The provisions of this Agreement, including without limitation the provisions of Section 2.2, shall apply to all sales of repurchased Eligible Shares and related Stock Equivalents hereunder.

                                    ARTICLE V

                    SPECIAL MANAGEMENT/GOVERNANCE PROVISIONS

         SECTION 5.1 CERTIFICATE OF INCORPORATION: NO CONFLICT WITH AGREEMENT. Attached hereto as Exhibits B and C are copies of the Certificate of Incorporation and Bylaws, respectively, of the Company which are in effect as of the date hereof. Each Stockholder shall vote his shares of capital stock, and shall take all the actions necessary, to ensure that the Certificate of Incorporation and Bylaws of the Company do not, from time to time, conflict with the provisions of this Agreement.

         SECTION 5.2 BOARD OF DIRECTORS.

         (a) From and after the date hereof, subject to Section 5.11, the Stockholders and their assigns shall vote their shares of capital stock, at any regular or special meeting of stockholders called for the purpose of filling positions on the Board of Directors of the Company, or in any written consent executed in lieu of such meeting of stockholders and shall take all the actions necessary, to ensure the election to the Board of Directors of the Company of six individuals: (i) two of which shall be designated from among the officers of the Company (other than the chief executive officer) by the Management Stockholders holding a majority of the Shares held by all Management Stockholder, and one of which shall be the chief executive officer of the Company (the "Management Nominees"), (ii) one of which shall be designated by Chase Venture Capital Associates, L.P. (the "Chase Nominee"), (iii) one of which shall be designated by Warburg, Pincus Equity Partners, L.P. (the "Warburg Nominee") and (iv) one of which shall be designated by Natural Gas Partners V, L.P. (the "NGP Nominee," and together with the Chase Nominee and the Warburg Nominee, the "Investor Nominees"); provided, however, that if I. Jon Brumley is not chief executive officer of the Company, then the Board of Directors shall be reduced to five members and the number of Management Nominees pursuant to clause
(i) shall be reduced to two. Notwithstanding anything to the contrary contained in this Section 5.3, each of the Investor Nominees shall be reasonably acceptable to the Management Stockholders.

         (b) Each Investor Nominee shall have the right to designate an alternate director (each, an "Alternate Director") and the right to bring one observer who may be an Alternate Director (each, an "Observer Director") and any other person approved by the chief executive officer of the Company to each meeting of the Board of Directors; provided, however that First Union Capital Partners, Inc. shall have the right to send one Observer Director. Each Alternate Director and each Observer Director shall be employees of the Investor Stockholder whose Investor Nominee appointed such Alternate Director and/or Observer Director; provided that First Union Capital Partners, Inc.'s Observer Director shall be an employee of First Union Capital Partners, Inc.

         (c) Members of the Board of Directors, Alternate Directors and Observer Directors will not be paid any fee for serving on the Board of Directors but will be entitled to reimbursement for reasonable out-of-pocket expenses in attending meetings of the Board of Directors.

         SECTION 5.3 REMOVAL.

         (a) If a director designated and elected pursuant to Section 5.2, (i) has been designated by one of the Investor Stockholders pursuant to Section 5.2 and, during such director's term as director, the holders of a majority of the capital stock held by such Investor Stockholder requests that such director be removed (with or without Cause) by written notice to the Management Stockholders or (ii) has been designated by the Management Stockholders pursuant to Section
5.2 and, during such director's term as director, holders of a majority of the capital stock held by the Management Stockholders request that such director be removed (with or without Cause) by written notice to the Investor Stockholders, then such director may be removed, with or without Cause, upon the affirmative vote of holders of a majority of the outstanding shares of capital stock, and each Stockholder hereby agrees to vote all shares of capital stock owned or held of record to effect such removal or consent in writing to effect such removal upon such request.

         (b) Subject to Sections 5.10 and 5.11, no director shall be removed without Cause except as provided in Section 5.3(a) hereof and any director shall be removed for Cause if the holders of a majority of the outstanding shares of capital stock consent in writing to such removal. Each Management Stockholder that is a member of the Board of Directors agrees to resign as a member of the Board of Directors upon the termination of employment (for any reason) with the Company.

         SECTION 5.4 VACANCIES. In the event that a vacancy is created on the Board of Directors at any time by the death, disability, retirement, resignation or removal (with or without Cause) of a director, each Stockholder will cause the directors designated by it to vote for the individual designated to fill such vacancy by whichever of the Stockholders designated (pursuant to Section
5.2 hereof) the director whose death, disability, retirement, resignation or removal (with or without Cause) resulted in such vacancy on the Board (in the manner set forth in Section 5.2); provided, however, that such other individual so designated may not previously have been a director of the Company who is removed for Cause from the Board of Directors.

         SECTION 5.5 COVENANT TO VOTE. Each Stockholder hereby agrees to take all actions necessary to call, or cause the Company and the appropriate officers and directors of the Company to call, a special or annual meeting of the stockholders of the Company and to vote all shares of the capital stock owned or held of record by such Stockholder at any such annual or special meeting in favor of, or take all actions by written consent in lieu of any such meeting necessary to cause, the election as members of the Board of Directors of those individuals so designated in accordance with, and otherwise to effect the intent of Article V. In addition, each Stockholder agrees to vote the shares of capital stock owned by such Stockholder upon any other matter arising under this Agreement submitted to a vote of the Stockholders in a manner that will implement the terms of this Agreement.

         SECTION 5.6 DESIGNATION OF PROXY. In order to effectuate the provisions of this Article IV and in addition to and not in lieu of Sections 5.2 through
5.5 hereof, each of the Management Stockholders hereby grants to I. Jon Brumley a proxy to vote at any meeting of Stockholders or take any action by written consent in lieu of such meeting with respect to, all of the Shares owned or held of record by such Management Stockholders solely for (i) the election of directors designated in accordance with Section 5.2 hereof, and (ii) the election of a director to fill any vacancy on the Board of Directors in accordance with Section 5.4 hereof. Such proxy to vote is coupled with an interest and is therefore irrevocable.

         SECTION 5.7 MANAGEMENT COMPENSATION.

         (a) During the term of each Management Stockholder's employment with the Company, the Company shall pay to such Management Stockholders an annual base salary of $190,000, except for I. Jon Brumley, who shall receive an annual base salary of $300,000, subject in each case to increase at the discretion of the Board of Directors. Each Management Stockholder's base salary is to be payable in installments in accordance with the payroll policies of the Company in effect from time to time.

         (b) In addition to the base salary payable to each of the Management Stockholders, the Company may pay bonuses in an aggregate amount up to $200,000 per year, allocated among the Management Stockholders and certain other key employees, as determined by the Board of Directors.

         (c) The Management Stockholders shall be entitled to such other benefits in accordance with the policies, practices and procedures of the Company from time to time in effect, including medical and dental insurance coverage, commensurate with each Management Stockholder's position.

         (d) All Management Stockholders are "at-will" employees and nothing herein or in any of the documents executed in connection herewith shall be construed to the contrary.

         SECTION 5.8 FINANCIAL REPORTS.

         (a) Within 20 days after the end of each fiscal month, the Company shall furnish to each Stockholder with a Total Commitment (as such term is defined in the Stock Purchase Agreement) in excess of $5,000,000 a report estimating oil and gas production for such month, which report is used by the Company for internal control purposes.

         (b) Within 45 days after the end of each fiscal quarter, the Company shall furnish to each Stockholder an unaudited balance sheet as of the end of such quarter and an unaudited related income statement, statement of stockholders equity and statement of cash flows for such quarter including any footnotes thereto (if any) prepared in accordance with generally accepted accounting principles, consistently applied.

         (c) Within 90 days after the end of each fiscal year, the Company shall furnish to each Stockholder an audited balance sheet as of the end of such fiscal year and the related income statement, statement of stockholders equity and statement of cash flows for such fiscal year prepared in accordance with generally accepted accounting principles, consistently applied and as reviewed by (and together with the report of their review of) the Company's auditors who shall be selected from among the nationally recognized accounting firms.

         (d) Within 45 days after the Company closes an acquisition of producing or non-producing properties in excess of $5.0 million (an "Acquisition"), the Company shall furnish to each Stockholder an investment summary describing the nature and size of such Acquisition and the reasons therefor.

         (e) Within 90 days after the end of each fiscal year, the Company shall furnish to each Stockholder a reserve report prepared by a reservoir engineer acceptable to the Board of Directors.

         (f) Within 30 days before the end of each fiscal year, the Company shall furnish to each Stockholder an annual budget.

         (g) Within 30 days after the occurrence of any material event, the Company shall furnish notice of such event to each Stockholder together with a summary describing the nature of the event and its impact on the Company.

         (h) The Company shall furnish such other information to the Stockholders as such Stockholders or their advisors may reasonably request.

         (i) Notwithstanding anything to the contrary contained in Section 6.12, the obligations of the Company to furnish financial information pursuant to this
Section 5.8 shall cease upon the closing of an Initial Public Offering by the Company except that with respect to any Investor Stockholder the Company's obligations under this Section 5.8 shall terminate only when such Investor Stockholder and its Affiliates own less than 5% of the outstanding securities of the Company.

         SECTION 5.9 NON-MANAGEMENT OPTIONS. Shares representing 1.0% of the outstanding Common Stock on the Closing Date on a fully-diluted basis shall be reserved for issuance in the form of employee stock options to non-management employees of the Company ("Non-Management Options"), the form and terms of which shall be subject to Board approval.

         SECTION 5.10 INVESTOR STOCKHOLDER RIGHTS.

         (a) By request of more than 75% of the shares of Class B Common Stock held by the Investor Stockholders, the Company shall cause (i) the removal of any or all of the Management Nominees and/or employees, (ii) the Sale of the Company or (iii) an Initial Public Offering.

         (b) In the event a Management Stockholder is removed as a director or an employee of the Company pursuant to Section 5.10(a) for any reason other than Cause, the Management Stockholder's termination shall be treated as a Change of Control for purposes of Article IV. In the event a Management

Stockholder is removed as a director or an employee of the Company pursuant to
Section 5.10(a) for Cause, the Management Stockholder's termination shall be treated as a termination for Cause for purposes of Article IV.

         (c) Each Stockholder hereby covenants and agrees that it shall vote its Shares to enforce compliance with Section 5.10(a), including without limitation, voting to remove any director who fails to comply with a request properly made under Section 5.10(a).

         (d) Each Investor Stockholder hereby covenants and agrees that it shall give the chief executive officer of the Company at least five business days written notice prior to the taking of any action by written consent, including without limitation, any action permitted under Section 5.10(a) hereof, and furthermore shall give the chief executive officer the opportunity to meet with the Investor Stockholders to discuss any such action proposed to be taken by written consent prior to the execution thereof.

         SECTION 5.11 VOTING RIGHTS.

         (a) In the event an Investor Stockholder fails to pay any portion of a Capital Call, such Investor Stockholder shall forfeit the right to (i) vote as a stockholder, except to the extent prohibited by law or expressly provided herein, (ii) fund any future Capital Calls and (iii) appoint a nominee to the Board of Directors pursuant to Section 5.2. In the event an empty Board of Directors seat is created pursuant to this Section 5.11, such seat shall be filled by the nominee of the Investor Stockholder with the largest Total Commitment in the Company (such calculation to include any Total Commitment of such Stockholder's Affiliates) that does not have a nominee on the Board of Directors provided that such Total Commitment is at least $20,000,000; if no such Investor Stockholder exists, then the Board of Directors shall be reduced to four members, two of which shall be Management Nominees (one being the chief executive officer and the other being an officer of the Company) and two of which shall be Investor Nominees.

         (b) In the event a Management Stockholder fails to pay any portion of a Capital Call, such Management Stockholder shall forfeit the right to (i) vote as a stockholder, except to the extent prohibited by law or expressly provided herein, (ii) to serve as a member of, and shall be removed from, the Board of Directors and (iii) fund any future Capital Calls. Any unfunded Capital Call commitment of a defaulting Management Stockholder may be reallocated to other Management Stockholders in the manner determined by the holders of a majority of the Shares held by all Management Stockholders.

         (c) Upon the occurrence of an Event, each Non-Participating Stockholder or Defaulting Stockholder, as the case may be, hereby agrees to grant to the chief executive officer of the Company a proxy (such proxy to be coupled with an interest and therefore irrevocable) to vote such Shares owned by such Non-Participating Stockholder or Defaulting Stockholder, as the case may be; provided, however, that such proxy will not be in effect for any votes that (i) are required by law to be voted by such Non-Participating Stockholder or Defaulting Stockholder, as the case may be, (ii) are expressly required in the Bylaws, Stock Purchase Agreement or this Agreement to be voted by such Non-Participating Stockholder or Defaulting Stockholder, as the case may be, and
(iii) for any vote pertaining to any amendment, modification, or waiver that would adversely affect the rights of such Non-Participating Stockholder or Defaulting Stockholder, as the case may be, in its capacity as a Stockholder, without similarly affecting the rights of all Stockholders of the same class, in their capacity as Stockholders of such class. The chief executive officer will, pursuant to such proxy, vote such Shares owned by such Non-Participating Stockholder or Defaulting Stockholder, as the case may be, in the same manner (i.e., in favor, abstain or against) and in the same proportion as all votes cast by the other Stockholders.

         SECTION 5.12. REGULATORY MATTERS.

         (a) COOPERATION OF OTHER STOCKHOLDERS. Each Stockholder agrees to cooperate with the Company in all commercially reasonable respects in complying with the terms and provisions of the letter agreements between the Company and each of First Union Capital Partners, Inc. and Chase Venture Capital Associates, L.P., copies of which are attached hereto as EXHIBIT E, regarding small business matters (each, a "Small Business Sideletter"), including without limitation, voting to approve amending the Company's Certificate of Incorporation, the Company's Bylaws or this Agreement in a manner reasonably acceptable to the Stockholders and the Investor or any Regulated Holder (as defined in the Small Business Sideletters) entitled to make such request pursuant to the Small Business Sideletter in order to remedy a Regulatory Problem (as defined in the Small Business Sideletters). Anything contained in this Section 5.12 to the contrary notwithstanding, no Stockholder shall be required under this Section
5.12 to take any action that would adversely affect in any material respect such Stockholder's rights under this Agreement or as a stockholder of the Company.

         (b) COVENANT NOT TO AMEND. The Company and each Stockholder agree not to amend or waive the voting or other provisions of the Company's Certificate of Incorporation, the Company's Bylaws or this Agreement if such amendment or waiver would cause any Regulated Holder to have a Regulatory Problem (as defined in the Small Business Sideletters). Any Investor Stockholder agrees to notify the Company as to whether or not it would have a Regulatory Problem promptly after the Investor Stockholder has notice of such amendment or waiver.

                                   ARTICLE VI

                                  MISCELLANEOUS

         SECTION 6.1 MANNER OF GIVING NOTICE. All notices required to be given hereunder shall be in writing and shall be deemed to be duly given if personally delivered, telecopied and confirmed, or mailed by certified mail, return receipt requested, or overnight delivery service with proof of receipt maintained, at the following address (or any other address that any such party may designate by written notice to the other parties):

                          Encore Acquisition Partners, Inc.
                          201 Main Street, Suite 1455
                          Fort Worth, Texas 75102

         If to any Stockholder, at his address as set forth on Exhibit A of this Agreement.

         Any such notice shall, if delivered personally, be deemed received upon delivery; shall, if delivered by telecopy, be deemed received on the first business day following confirmation; shall, if delivered by overnight delivery service, be deemed received the first business day after being sect; and shall, if delivered by mail, be deemed received upon the earlier of actual receipt thereof or five business days after the date of deposit in the United States mail.

         SECTION 6.2 WAIVER OF NOTICE. Whenever any notice is required to be given to any Stockholder or director of the Company under the provisions of this Agreement, a waiver thereof in writing signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Attendance of a director at a meeting of the Board of Directors shall constitute a waiver of notice of such meeting, except where a director attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

         SECTION 6.3 COUNTERPART SIGNATURES. This Agreement may be executed in any number of counterparts, all of which together shall constitute a single instrument. It shall not be necessary that any counterpart be signed by each of the Stockholders so long as each counterpart shall be signed by one or more of the Stockholders and so long as the other Stockholder shall sign at least one counterpart which shall be delivered to the Company.

         SECTION 6.4 SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the tern of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of each such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

         SECTION 6.5 JOINDER OF SPOUSES. The spouses of all married Stockholders have joined in the execution of this Agreement in order to evidence their agreement and consent to be bound by the terms and conditions hereof as to their interest, whether as community property or otherwise, if any, in the shares of Common Stock owned by their respective spouses.

         SECTION 6.6 ENTIRE AGREEMENT; AMENDMENTS.

         (a) This Agreement supersedes all prior agreements among the parties with respect to the subject matter hereof. The provisions of this Agreement may only be amended, waived or terminated with the prior written consent of the Requisite Holders; provided, however, that (A) any such amendment, modification, or waiver that would adversely affect the rights hereunder of any Stockholder, in its capacity as a Stockholder, without similarly affecting the rights hereunder of all Stockholders of the same class, in their capacities as Stockholders of such class or that would affect a Stockholder's right to place an individual on the Board of Directors pursuant to Section 5.2 or exercise its preemptive rights pursuant to Section 2.2, shall not be effective as to such Stockholder without its prior written consent, (B) Exhibit A to this Agreement shall be deemed to be automatically amended from time to time to reflect issuances and transfers of Shares made in compliance with this Agreement, the Subscription Agreements and the Stock Purchase Agreement without requiring the consent of any party, and the Company will, from time to time, distribute to the Stockholders a revised Exhibit A to reflect any such changes and (C) any amendment to Section 5.12 shall not be effective as to First Union Capital Partners, Inc. or Chase Venture Capital Associates, L.P. without such Stockholders' prior written consent.

         (b) No waiver of any provision hereof by any party shall be deemed a waiver by any other party nor shall any such waiver by any party be deemed a continuing waiver of any matter by such party.

         (c) No amendment, modification, supplement, discharge or waiver hereof or hereunder shall require the consent of any person not a party to this Agreement.

         SECTION 6.7 GOVERNING LAW AND VENUE. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law principles of such state.

         SECTION 6.8 CONSENT TO JURISDICTION.

         (a) The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of Delaware and the federal courts of the United States of America located in Delaware, and appropriate appellate courts therefrom, over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby, and each party hereby irrevocably agrees that all claims in respect of such dispute or proceeding may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided bylaw. This consent to jurisdiction is being given solely for purposes of this Agreement and is not intended to, and shall not, confer consent to jurisdiction with respect to any other dispute in which a party to this Agreement may become involved.

         (b) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action, or proceeding of the nature specified in subsection (a) above by the mailing of a copy thereof in the manner specified by the provisions of Section 6.1.

         (c) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

         SECTION 6.9 BINDING EFFECT. This Agreement shall be binding upon and shall inure to the benefit of the Company and each Stockholder and his respective heirs, permitted successors, permitted assigns, permitted distributees and legal representatives, and by their signatures hereto, the Company and each Stockholder intends to and does hereby become bound. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person other than the parties hereto and their respective permitted successors and assigns any legal or equitable right, remedy or claim under, in or in respect of this Agreement or any provision herein contained.

         SECTION 6.10 FUTURE ACTIONS. The Company and the Stockholders shall execute and deliver all such future instruments and take such other and further action as may be reasonably necessary or appropriate to carry out the provisions of this Agreement and the intention of the parties as expressed herein, including if necessary any action required to authorize and direct the officers and directors of the Company to amend the Company's Certificate of Incorporation so that this Agreement is enforceable under the laws of the State of Delaware.

         SECTION 6.11 HEADINGS; EXHIBITS. All article and Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or inference shall be derived therefrom. The Exhibits attached hereto and referred to herein are a part of this Agreement as if fully set forth herein. All references to Sections and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

         SECTION 6.12 TERMINATION OF THIS AGREEMENT. Except as provided herein, this Agreement shall immediately and automatically terminate, without any further action by any party, upon any of the following: (i) the prior written consent of (A) the Company, (B) Investor Stockholders holding 90% of all Shares held by Investor Stockholders, other than Non-Participating Stockholders and Defaulting Stockholders and (C) Management Stockholders holding 75% of all Shares held by Management Stockholders, other than Non-Participating Stockholders and Defaulting Stockholders, (ii) the dissolution, bankruptcy, receivership or insolvency of the Company or (iii) upon the closing of an Initial Public Offering (provided that Sections 3.1(b) and 5.8(i) shall survive an Initial Public Offering).

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day, month and year first above written.



                                        ENCORE ACQUISITION PARTNERS, INC.


                                        By:  /s/  I. JON BRUMLEY
                                          -------------------------------------
                                          I. Jon Brumley
                                          President

                                        INVESTOR STOCKHOLDERS:

                                        CHASE VENTURE CAPITAL ASSOCIATES, L.P.

                                        By: Chase Capital Partners,
                                            its general partner


                                        By:  /s/ ARNOLD L. CHAVKIN
                                           ------------------------------------
                                        Name:  Arnold L. Chavkin
                                        Title: General Partner

                                        WARBURG, PINCUS EQUITY PARTNERS, L.P.


                                        By:  /s/ HOWARD H. NEWMAN
                                           ------------------------------------
                                        Name:  Howard H. Newman
                                        Title: Managing Director

                                        NATURAL GAS PARTNERS V, L.P.

                                        By: G.F.W. Energy V, L.P.,
                                            its general partner

                                        By: GFW V, L.L.C.,
                                            its general partner


                                        By:  /s/
                                           ------------------------------------
                                        Name:
                                        Title:

                                        FIRST UNION CAPITAL PARTNERS, INC.


                                        By:  /s/ DAVID B. CARSON
                                           ------------------------------------
                                        Name:  David B. Carson
                                        Title: Sr. Vice President

SPOUSE:                                     MANAGEMENT STOCKHOLDERS:


/s/   REBECCA BRUMLEY                       /s/   I. JON BRUMLEY
----------------------------                -----------------------------------

/s/   LORI F. BRUMLEY                       /s/   JON S. BRUMLEY
----------------------------                -----------------------------------

                                            /s/   BRUCE B. SELKIRK, III
----------------------------                -----------------------------------

/s/   CYNTHIA L. CARLSON                    /s/   GENE CARLSON
----------------------------                -----------------------------------

/s/   SHERYL A. SCHULTZ                     /s/   KYLE SCHULTZ
----------------------------                -----------------------------------

                                    EXHIBIT A

                    LIST OF STOCKHOLDERS AND SHARE OWNERSHIP

                                                              Percentage of                        Percentage of
                                         Shares of Class A    Total Class A     Shares of Class    Total Class B
      Stockholder                            Common Stock         Shares           B Common           Shares
   (Name and Address)                           Owned          Outstanding       Stock Owned        Outstanding
   -----------------                     -----------------   ---------------    ---------------   ---------------
Investor Stockholders:

Chase Venture Capital                                   --                --            100,000            33.910%
   Associates, L.P.
380 Madison Avenue
12th Floor
New York, New York 10017

Warburg, Pincus Equity Partners, L.P.                   --                --            140,000            47.474%
466 Lexington Avenue
New York, New York 10017-3147

Natural Gas Partners V, L.P.                            --                --             30,000            10.173%
777 Main Street
Suite 2250
Fort Worth, Texas 76102

First Union Capital Partners, Inc.                      --                --             20,000             6.782%
One First Union Center
301 South College Street
Fifth Floor
Charlotte, North Carolina 28288

I. Jon Brumley                                          --                --           1,921.91             0.652%
201 Main Street, Suite 1455
Fort Worth, Texas 76102

Management Stockholders:
I. Jon Brumley                                   38,091.34            51.667%          1,539.04             0.522%
201 Main Street, Suite 1455
Fort Worth, Texas 76102

Jon S. Brumley                                    8,847.02            12.000%            357.46             0.121%
201 Main Street, Suite 1455
Fort Worth, Texas 76102

Bruce B. Selkirk, III                             4,915.01             6.667%            198.59             0.067%
201 Main Street, Suite 1455
Fort Worth, Texas 76102

Gene Carlson                                      6,143.76             8.333%            248.23             0.084%
201 Main Street, Suite 1455
Fort Worth, Texas 76102

Kyle Schultz                                      6.143.74             8.333%            248.23             0.084%
201 Main Street, Suite 1455
Fort Worth, Texas 76102

Unallocated Pursuant to Management                9,584.27            13.000%            387.24             0.131
Stock Ownership Plan(1)

                                           ---------------                      ---------------
Total                                            73,725.14                           294,900.70




----------

         (1) These shares are authorized to be issued pursuant to the Management Stock Ownership Plan, but as of the date hereof have not been issued.

                                    EXHIBIT B

                                     BYLAWS

                                    EXHIBIT C

                                   CERTIFICATE
                          OF INCORPORATION, AS AMENDED

                                    EXHIBIT D

                           FORM OF ADDENDUM AGREEMENT

         This Addendum Agreement is made this ___ day of ______________, 19__, by and between ________________________________ (the "New Stockholder") and
________________, the New Stockholder's spouse, and Encore Acquisition Partners, Inc., a Delaware corporation (the "Company"), pursuant to a certain Stockholders' Agreement dated as of June ___, 1998 (the "Agreement"), among the Company and all of its Stockholders.

                                   WITNESSETH:

         WHEREAS, the Company and the Stockholders and their respective spouses entered into the Agreement to impose certain restrictions and obligations upon themselves, and to provide certain rights, with respect to the shares of Common Stock, par value $________ per share, of the Company; and

         WHEREAS, the New Stockholder desires to become a stockholder of the Company; and

         WHEREAS, the Company and the Stockholders have required in the Agreement that all persons to whom shares of the Company's Common Stock subject to the Agreement are transferred and any other person acquiring shares of the Company's Common Stock must enter into an Addendum Agreement binding the New Stockholder and the New Stockholder's spouse to the Agreement to the same extent as if they were original parties thereto and imposing the same restrictions and obligations on the New Stockholder, the New Stockholder's spouse and the shares of Common Stock to be acquired by the new Stockholder as are imposed upon the Stockholders under the Agreement;

         NOW, THEREFORE, in consideration of the mutual promises of the parties and as a condition of the purchase of the Common Stock of the Company, the New Stockholder and the New Stockholder's spouse acknowledge that they have received and read the Agreement and that the New Stockholder and the New Stockholder's spouse shall be bound by, and shall have the benefit of, all of the terms and conditions set out in the Agreement to the same extent as if they were original parties to the Agreement. This Addendum Agreement shall not be attached to and become a part of the Agreement.

         The New Stockholder shall become a [Management or Investor]
Stockholder.

         [The spouse of the New Stockholder joins in the execution of this Agreement for the purpose set forth in Section 6.5 hereof.]

[Amend Section 4.1 if necessary to reflect appropriate schedule for new Management Stockholder]


--------------------------------            --------------------------------
New Stockholder                             New Stockholder's Spouse

Address:

--------------------------------



--------------------------------

         AGREED TO on behalf of the Stockholders of the Company pursuant to
Section 3.1 of the Agreement.


-------------------------------

By:
   --------------------------------

   ---------------------, President

                                    EXHIBIT E

                            SMALL BUSINESS SIDELETTER